Exhibit 99.1

Copano Energy, L.L.C.	News Release

Contacts:	Carl A. Luna, SVP and CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Jack Lascar / jlascar@drg-e.com
Anne Pearson/ apearson@drg-e.com
DRG&E / 713-529-6600

FERC DENIES TRANSCO'S REQUEST FOR AUTHORIZATION TO SELL MCMULLEN LATERAL TO COPANO

HOUSTON, December 17, 2009 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that the Federal Energy Regulatory Commission (FERC) has issued an order denying Transcontinental Gas Pipeline Corporation (Transco) authority to abandon its McMullen Lateral pipeline in South Texas by sale to Copano.  Copano’s agreement to purchase the McMullen Lateral from Transco, announced in October 2008, was contingent on receipt of FERC authorizations.
“Although we are disappointed by the FERC’s decision, we have continued to focus on other opportunities to enhance our position as a leading midstream service provider in South Texas,” said R. Bruce Northcutt, Copano’s President and Chief Executive Officer.  “We remain encouraged by the opportunities around our existing South Texas assets, including in the Eagle Ford Shale, where we are pursuing our recently announced plans for a joint venture with Kinder Morgan.”
Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.

This press release may include “forward-looking statements,” as defined by the Securities and Exchange Commission. Statements that are not historical facts and instead address activities, events or developments that Copano believes will or may occur in the future are forward-looking statements. These statements are based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors management believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond Copano’s control.  These risks and uncertainties include the volatility of prices and market demand for natural gas and natural gas liquids; Copano’s ability to continue to obtain new sources of natural gas supply; the ability of key producers to continue to drill and successfully complete and attach new natural gas supplies; Copano’s ability to retain its key customers; general economic conditions; the effects of government regulations and policies; and other financial, operational and legal risks and uncertainties detailed from time to time in Copano’s filings with the Securities and Exchange Commission..

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